SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to or Rule 14a-12

Pacific Capital Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1021 Anacapa Street

P. O. Box 60839

Santa Barbara, CA 93160-0839

Notice of the 2006 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 23, 2006, at 10:00 a.m., Pacific time.

Place:	Lobero Theatre, 33 East Canon Perdido, Santa Barbara, California 93101

Items of Business	1. To elect 12 members of the Board of Directors, each for a term of one year.

2. Ratification of the selection of Ernst & Young LLP as the Company’s independent accountants; and

3. To transact such other business as may properly come before the Meeting, and any adjournment or postponement.

Record Date:	You can vote if you are a shareholder of record on March 24, 2006.

List of Shareholders:	During ordinary business hours on the ten days prior to the date of the Meeting, a list of shareholders entitled to vote at the Meeting will be available in the Secretary’s office at the Company’s headquarters for inspection by shareholders for any purpose related to the Meeting.

Mailing Date:	The proxy materials are being distributed to our shareholders on or about April 10, 2006, and include the Annual Report and Form 10-K, Notice of Annual Meeting, Proxy Statement, and proxy or voting instruction card.

Proxy Voting:	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card. Most shareholders also have the options of voting their shares on the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card or included with your proxy materials. You can revoke a proxy at any time prior to its exercise at the Meeting by following the instructions in the accompanying Proxy Statement.

By Order of the Board of Directors,

Carol Zepke

Vice President & Corporate Secretary

Proxy Statement

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1021 Anacapa Street

Post Office Box 60839

Santa Barbara, CA 93160-0839

Proxy Statement

Questions & Answers

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pacific Capital Bancorp, a California corporation, of proxies to be voted at our 2006 Annual Meeting of Shareholders and at any adjournment and postponement.

You are invited to attend our 2006 Annual Shareholders’ Meeting on Tuesday, May 23, 2006, beginning at 10:00 a.m., Pacific time. The Meeting will be held at the Lobero Theatre, 33 East Canon Perdido, Santa Barbara, CA 93101. This Notice of Annual Meeting, Proxy Statement, form of proxy and voting instructions are being mailed starting April 10, 2006.

Who is entitled to Vote?

Shareholders who own Pacific Capital Bancorp common stock at the close of business on March 24, 2006 (the Record Date) are entitled to receive this notice and to vote their shares at the Meeting. As of the Record Date, there were 46,962,979 shares of common stock outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, you are considered the “shareholder of record.” Pacific Capital Bancorp has sent the Notice of Annual Meeting, Proxy Statement, 2005 Annual Report and 10-K Report, and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record, has forwarded the Notice of Annual Meeting, Proxy Statement, 2005 Annual Report and 10-K Report, and proxy card directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareholder of record, and the prepaid envelope is missing, please mail your completed proxy card to Pacific Capital Bancorp, c/o Mellon Investor Services, P.O. Box 3510, South Hackensack, N.J. 07606-9210.

By telephone or on the Internet

The telephone and Internet voting procedures established by Pacific Capital Bancorp for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you reside in the United States or Canada, dial 866-540-5760 and follow the instructions for telephone voting on the proxy card.

The Website for Internet voting is http://www.proxyvoting.com/pcbc. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 pm. Eastern Daylight Time on May 22, 2006.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What do I do if I want to change my vote?

You may revoke your proxy and change your vote at any time before the polls close at the Meeting by submitting a properly signed proxy with a later date; voting by telephone or via the Internet (your latest vote is counted); or voting in person at the Meeting.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold in:

•	certificate form
•	book-entry form
•	book-entry form in the Pacific Capital Bancorp Dividend Reinvestment Plan

If you are an employee,

•	book-entry form in the Pacific Capital Bancorp 401(k) Savings Plan
•	book-entry form in the Employee Stock Ownership Plan

If you hold shares in the Pacific Capital Bancorp 401(k) Savings Plan or the Employee Stock Ownership Plan (collectively, the Plans), your completed proxy card will serve as a voting instruction card for the trustee, Prudential Bank & Trust, FSB. If you do not vote your shares or specify your voting instructions on your proxy card, the administrator of the Plans or the trustee will vote your shares in favor of management’s recommendations. To allow sufficient time for voting by the trustee and the administrators of the Plans, your voting instructions must be received by May 18, 2006.

If you receive multiple proxy cards, your shares are probably registered differently or are in more than one account. Vote all proxy cards received to ensure that all your shares are voted. Unless you need multiple accounts for specific purposes, we recommend that you consolidate as many of your accounts as possible under the same name and address. If the shares are registered in your name, contact our transfer agent, Mellon Investor Services (888-835-2829); otherwise, contact your brokerage firm.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting. The list is available between the hours of 8:30 a.m. and 4:30 p.m. at our principal executive offices at 1021 Anacapa Street, Santa Barbara, CA, c/o Corporate Secretary.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	Yes

Ratification of Selection of Ernst & Young LLP	Majority	Yes

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.

Election of Directors

A plurality of the votes cast is required for the election of Directors. This means that the Director nominee with the most votes for a particular slot is elected for that slot. You may vote “for” or “withheld” with respect to the election of directors. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a Director. Abstentions are not counted for purposes of the election of Directors.

Ratification of Selection of Ernst & Young LLP

An affirmative vote of a majority of the shares represented and voting is required to approve the ratification of the selection of Ernst & Young as our independent registered public accounting firm.

Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals, but are counted for purposes of satisfying the quorum requirement.

Could other matters be decided at the Annual Meeting?

If other matters are properly presented at the Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matters to be raised at the Meeting.

Can I access the Proxy Statement, Annual Report and Form 10-K on the Internet?

The Notice of Annual Meeting and Proxy Statement, the 2005 Annual Report and the Form 10-K (the proxy materials) are available on our web site at www.pcbancorp.com (follow the link to Investor Relations). Instead of receiving future copies of these documents by mail, shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy-voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvoting.com/pcbc simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Shareholders: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of the proxy materials electronically. Please check the information provided in the proxy materials mailed to you by your bank or broker regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We reimburse brokers, nominees, fiduciaries and other custodians reasonable fees and expenses in forwarding proxy materials to shareholders. Employees do not receive additional compensation for soliciting proxies. We retained the services of Mellon Investor Services to assist us with soliciting proxies this year for $5,500 (plus out-of-pocket expenses).

Who will count the vote?

Representatives of our transfer agent, Mellon Investor Services, will tabulate the votes and act as inspectors of election. The Company has a policy of confidential voting that applies to all shareholders.

How can I find the voting results of the meting?

We will announce preliminary voting results at the Meeting. Final results will be published in our quarterly report on Form 10-Q for the second quarter of 2006, which we will file with the Securities and Exchange Commission, or SEC. You may obtain a copy on the Internet through the SEC’s electronic data system called EDGAR at www.sec.gov or through our web site at www.pcbancorp.com.

Governance of the Company

Our Corporate Governance Principles

The Corporate Governance Principles, in conjunction with the Amended and Restated Certificate of Incorporation, By-Laws and Board Committee Charters, form the framework for governance of the Company. The Board of Directors believes that corporate governance is an evolving process and periodically reviews and updates this Statement on Corporate Governance.

Role of the Board of Directors. The Board of Directors oversees and provides policy guidance on the business and affairs of the Company. Annually, the Board participates in a two-day meeting with management to review the Company’s business plan, major long-term strategies, capital expenditures budget and key financial and supplemental objectives. The role of the Board includes:

•	Monitor overall corporate performance, the integrity of the Company’s financial controls and the effectiveness of its legal compliance programs;

•	Oversee management and plans for the succession of key executives;

•	Responsibility to select, encourage, advise and annually review and address the compensation of the Chief Executive Officer (CEO);

•	Review and adopt the Company’s long-term strategic direction and approve specific objectives;

•	Ensure that necessary resources are available to pursue the strategies and achieve objectives;

•	With management develop broad strategies for enhancing shareholder value.

Board Membership Criteria. Members of the Board of Directors should have the highest professional and personal ethics and values, consistent with the core values of the Company. Members are selected based on their character, judgment, and business experience, as well as their ability to add to the Board’s existing strengths. They should be able to provide insights and practical wisdom based on their experience and expertise. They should be committed to enhancing shareholder value and should have sufficient time to effectively carry out their duties. Their service on other boards of public companies should be limited to a reasonable number.

The Governance & Nominating Committee annually reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, in order to maintain a balance of knowledge, experience and capability.

An independent Director must tender his or her resignation for consideration by the Governance & Nominating Committee if there is a change in relevant circumstances (such as change of employment or residence or retirement), from that which existed at the time of the election of the Director.

Director Independence. A majority of the Board consists of independent Directors, as defined by the Nasdaq Corporate Governance Listing Rules and as amended from time to time, which state that the independent Director is a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that the Board of Directors views as interfering with the exercise of independent judgment.

Selection of New Directors. Directors are elected annually by the shareholders at the Annual Meeting. The Board of Directors proposes a slate of nominees for consideration each year. In the event of a vacancy, the Board may elect Directors to serve until the next Annual Meeting. The Governance & Nominating Committee identifies, investigates and recommends prospective Directors to the Board with the goal of creating a balance of knowledge, experience and diversity. Shareholders may recommend a nominee in accordance with the provisions in the Company’s By-Laws.

Board Size. The By-Laws provide that the number of Directors authorized to serve on the Board is within a range of 9 to 15. The Board’s size is assessed at least annually by the Governance & Nominating Committee and changes are recommended to the Board when appropriate. If a vacancy occurs on the Board, the Board may reduce the number of Directors or elect a replacement. The current size of the Board is 12 members.

Term of Office. Directors serve for a one-year term or until their successors are elected. The Board does not have term limits, instead preferring to rely upon the retirement and evaluation procedures described herein as the primary methods of ensuring that each Director continues to act in a manner consistent with the best interests of the shareholders and the Company.

Director Retirement Policy. Directors may not stand for re-election after reaching age 72. Employee Directors may not serve as Directors once their employment with the Company ends.

Number and Composition of Board Committees. The Board has five standing committees: Audit, Executive, Governance & Nominating, Compensation, and Trust Oversight. All members of the Audit, Compensation, and Governance & Nominating committees are independent Directors, as defined by the Nasdaq rules. The Audit Committee Chair meets the financial expert standard as described in the Sarbanes-Oxley Act of 2002. In addition, all Audit Committee members meet the proposed requirement that they may not directly or indirectly receive any compensation from the Company other than their Directors’ compensation.

The Board and its committees are chaired by a non-employee Director who determines the agenda, the frequency and the length of the meetings. The Chair also receives input from committee members. The Board and its Committees have access to management, information and independent advisors, as necessary and appropriate. The specific functions and duties of each Committee are described in their respective charter.

Executive Sessions. Independent Directors meet in executive session at each regularly scheduled Board meeting. Additionally, independent Directors meet in executive session each year to consider and act upon the recommendation of the Compensation Committee regarding the compensation and performance of the CEO.

Code of Ethics. The Board expects all Directors, as well as officers and employees, to display the highest standard of ethics, consistent with the principles that have guided the Company over the years. The Board expects Directors, officers and employees to acknowledge their adherence to the Company’s Code of Ethics. The Board’s Audit Committee periodically reviews compliance with this Code.

Ethics Policy. In addition, the Board has adopted an Ethics Policy that applies to the senior financial officers of the Company to ensure that the financial affairs of the Company are conducted honestly, ethically, accurately, objectively, consistent with best accounting practices and in compliance with all applicable governmental law, rules and regulations, which mandate that the CEO and Chief Financial Officer (CFO) certify all published financial statements.

Succession Planning. Annually, the CEO reviews the succession plan and the state of management development with the Governance & Nominating Committee. The result of this review is reported to and discussed with the Board.

Board Compensation. The Compensation Committee sets and administers the policies that govern the level and form of directors’ compensation. Independent Directors receive compensation that is competitive and properly reflects objectives and performance. The compensation consists of cash and equity components. The Company does not offer a retirement plan for independent Directors. Employee Directors are not paid additional compensation for their services as Directors. The Compensation Committee periodically reviews and recommends changes to Board compensation to ensure that the total compensation remains competitive and appropriate.

Board Access to Senior Management. Directors are encouraged and provided opportunities to talk directly to any member of management regarding any questions or concerns the Director may have.

Director Orientation and Education. The Company has and will continue to maintain an orientation program that consists of written material, oral presentations and site visits. New directors attend meetings of all Board committees to acquaint themselves with the work and operations of each committee. In addition, the Governance & Nominating Committee has approved a program to provide for continuing Director education.

During 2005, the Company offered a customized in-house Director Education Program for Board members, as well as senior management, which included regulatory disclosure issues, corporate governance best practices and strategic considerations. Board members also took advantage of opportunities to attend seminars on such topics as auditing and accounting, compliance and best board practices, which were sponsored by the Western Independent Bankers, California Bankers Association and Bankers Compliance Group.

Evaluation of Board Performance. A Board assessment and director self-evaluation are conducted annually in accordance with an established evaluation process and includes performance on committees. The Governance & Nominating Committee oversees this process and reviews the assessment and self-evaluations with the full Board.

Chief Executive Officer Performance Review. The CEO meets annually with the Compensation Committee to develop appropriate goals and objectives for the year, which are then discussed with the entire Board. Independent directors meet privately to evaluate the performance of the CEO for the previous year. The Compensation Committee uses this performance evaluation in considering the CEO’s compensation. These evaluations are communicated to the CEO.

Management Performance and Compensation. The Governance & Nominating Committee reviews and approves the CEO’s evaluation of the top management team on an annual basis. The Board (largely through the Compensation Committee) evaluates the compensation plans for senior management and other employees to ensure they are appropriate, competitive and properly reflect objectives and performance.

Director Stock Ownership Guidelines. Each member of the Board is expected to hold, at a minimum, an amount of shares at any one time equivalent to five years of the director’s annual retainer fee. Any Director not meeting the minimum level has one year to bring his or her holdings up to the minimum level ($100,000 at December 31, 2005).

A new Board member must own a minimum of $1,000 worth of shares at the time of election to the Board. A new Board member has up to five years to attain the stock ownership requirement and is expected to acquire a minimum of one-fifth of the total required minimum each year.

Directors may choose to dedicate their annual retainer fee towards achieving the stock guidelines.

Access to Independent Advisors. The Board and each Board committee have the right at any time to retain independent outside financial, legal or other advisors.

Board Agenda and Meetings. The Chairman of the Board, in consultation with the other members of the Board, determines the agenda, timing and length of the meetings of the Board. In addition to eight regularly scheduled meetings, unscheduled Board meetings may be called, upon proper notice, at any time to address specific needs of the Company.

The Board meeting agenda provides opportunities for the operating heads of the major businesses of the Company to make presentations to the Board and to answer questions. Each year the Board reviews the long-term strategic plan for the Company and the principal issues that the Company expects to face in the future.

Governance Information

Executive Sessions of Directors

Non-employee Directors usually meet without the presence of management at each regularly scheduled Board meeting to discuss a variety of topics, including the evaluation, performance and compensation of the CEO and other senior managers. Meetings are held from time to time with the CEO for a general discussion of relevant subjects. In 2005, the Directors met in Executive Session prior to each regularly scheduled board meeting.

Independent Chairman of the Board

It is the Company’s policy to separate the role of Chairman and CEO. Dr. Edward E. Birch currently serves as independent Chairman of the Board.

Communications with Directors

Shareholders may communicate with the Board on board-related issues by sending an e-mail to www.investorrelations@pcbancorp.com. You also may write to any of the Committee Chairs or to the outside Directors as a group c/o Carol M. Zepke, Vice President & Corporate Secretary, 1021 Anacapa Street, Santa Barbara, CA 93101.

Director Qualification Standards

The Board believes that there should be a substantial majority of independent directors on the Board and that it is useful and appropriate to have members of management, including the CEO, as directors. The current Board members include nine non-employee Directors and three members of Pacific Capital Bancorp’s senior management. The non-employee Directors meet in executive session without management present prior to each regularly scheduled Board meeting.

The Board also has two chairmen emeriti, Donald Anderson and David Spainhour, and founding director, Anthony Guntermann, who may participate in Board meetings but do not vote.

Director Independence

During its annual review of Director independence, the Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between Directors or any member of their immediate family (or any entity of which a Director or an immediate family member is an executive officer, general partner or significant equity holder). The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that all of the Directors nominated for election at the annual meeting are independent of the Company and its management, with the exception of the following directors: William S. Thomas, Jr., Clayton C. Larson, D. Vernon Horton and John Mackall. Mr. Thomas is considered an inside Director because of his employment as President & CEO of the Company; Mr. Larson as Vice Chairman of the Board and President, First National Bank; and Mr. Horton as Vice Chairman of the Board and Chairman, First National Bank.

Mr. Mackall is not considered an independent Director as his law firm, Seed Mackall LLC, provides legal services to the Company from time to time. During 2005, fees paid by the Company to his firm did not exceed the 5% threshold; however, during 2004, fees paid to his firm exceeded the 5% threshold (see Certain Business Relationships).

Criteria for Board Membership

The Governance & Nominating Committee of the Board of Directors identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. The criteria and qualifications of nominees are based upon the needs of the Company at the time the nominees are considered. The Committee also considers candidates for Director suggested by our shareholders, provided that the recommendations are made in accordance with the procedures required under our By-laws and described in this Proxy Statement under the heading “Shareholder Proposals, Submission of Director Candidates by Shareholders.”

Board and Committee Evaluation Process

Each year the Board evaluates its performance and effectiveness. Each Director completes a Board Evaluation Survey to solicit feedback on specific aspects of the Board’s role, organization and meetings. The Board assesses its progress in the areas targeted for improvement from the previous evaluation, and develops recommendations to enhance the Board’s effectiveness over the next year. Additionally, each director meets individually with the Chairman of the Board to discuss performance and contributions as a Board member. The collective ratings and comments are then discussed at a meeting of the Board of Directors.

In addition to the annual Board review, the Audit, Compensation and Governance & Nominating Committees performed self-evaluations during 2005. The chair of each committee reported the results of its self-evaluation to the full Board.

Code of Ethics for Senior Financial Officers

Our CEO, CFO and Controller (Senior Financial Officers) are bound by a Code of Ethics that complies with Item 406 of Regulation S-K promulgated by the Securities and Exchange Commission and with applicable Nasdaq rules. Our Code of Ethics is posted on the Company’s web site at www.pcbancorp.com under “Investor Relations” (Governance Documents section).

These Senior Financial Officers hold an important role in corporate governance to ensure that the financial affairs of our Company are conducted honestly, ethically, accurately, objectively, consistent with best accounting practices and in compliance with all applicable governmental law, rules and regulations. Failure to comply with this Code of Ethics will subject the Senior Financial Officers to disciplinary action.

All Senior Financial Officers are to:

•	Act with honesty and integrity,

•	Proactively promote ethical behavior amongst peers and subordinates.

•	Avoid actual or apparent conflicts of interest in personal and professional relationships. Disclose to our General Counsel any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

•	Ensure that all financial information provided to our Board of Directors, officers, shareholders and to governmental agencies is complete, fair, accurate, timely, understandable and consistent with best accounting practices.

•	Comply with all applicable laws, rules and regulations.

•	Report promptly to our General Counsel any violation of this Code of Ethics of which the officer is aware.

Reporting of Complaint/Concerns Regarding Accounting or Auditing Matters

The Company’s Board of Directors has adopted procedures, effective December 17, 2002, for receiving and responding to complaints or concerns regarding accounting and auditing matters. These procedures were designed to provide a channel of communication for employees and others who have complaints or concerns regarding accounting or auditing matters involving the Company.

Employee concerns may be communicated in a confidential or anonymous manner to the Audit Committee of the Board or to an employee’s immediate supervisor. A prompt investigation will be conducted. If the Audit Committee concludes that there is merit to the concern, the matter will be considered at the next Board meeting. The Board shall take whatever action it determines appropriate. This procedure is not an alternative to the Company’s employee grievance procedure.

External complaints are communicated to the CFO or to the Company’s internal auditor with a copy to the Audit Committee. Following a prompt investigation, a written report is submitted to the Audit Committee. If the Audit Committee determines that there is merit to the complaint, a report is forwarded to the Board for consideration at its next meeting.

Board and Committee Membership

The Board and its committees meet regularly throughout the year and convene executive sessions and special meetings as appropriate. During 2005, the Board met 13 times. Each of our incumbent directors attended at least 98% percent of the regularly scheduled and special meetings of the Board and Board Committees on which they served in 2005.

All Board members are expected to attend our Annual Meetings of Shareholders and all members were present at our 2005 Annual Meeting.

Effective February 1, 2006, the membership and structure of the former Governance and Compensation & Nominating Committees changed. The nominating function was moved to the Governance Committee and renamed the Governance & Nominating Committee. The table below provides current membership for each of the Board Committees.

Director	Audit	Compensation	Governance & Nominating	Trust Oversight	Executive
Edward E. Birch, Chairman					Chair
D. Vernon Horton					✓
Clayton C. Larson					✓
Richard M. Davis	✓			✓
Richard S. Hambleton, Jr.		✓		✓
Robert W. Kummer, Jr.		✓	✓
John R. Mackall				Chair	✓
Roger C. Knopf	✓		Chair		✓
Gerald T. McCullough				✓
Richard A. Nightingale	Chair				✓
Kathy J. Odell		Chair	✓		✓
William S. Thomas, Jr.					✓

Audit Committee

The Audit Committee assists the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from us for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. In 2005, the Audit Committee held 15 meetings.

The Board of Directors has determined that the Audit Committee satisfies the independence and other composition requirements of the SEC and Nasdaq. Our Board has determined that Mr. Nightingale qualifies as an “audit committee financial expert” under Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the Exchange Act) and has the requisite accounting or related financial expertise required by applicable Nasdaq rules.

The Audit Committee charter is posted on the Company’s website under www.pcbancorp.com, Investor Relations, Governance Documents. A summary of the Audit Committee’s responsibilities are listed below:

•	Responsible for the appointment, compensation, retention and oversight of the independent Certified Public Accountants (independent auditor), who report directly to the Audit Committee and are ultimately accountable to the Audit Committee and the Board.

•	Evaluate the performance of the independent auditor.

•	Approve the scope, planning and staffing of external audit services; review significant accounting policies and adjustments recommended by the independent auditors and address any significant, unresolved disagreements between the independent auditors and management.

•	Review and discuss the annual audited financial statements with management and the independent auditors prior to publishing the annual report and filing the 10-K, including major issues regarding accounting, auditing principles and practices, and the adequacy of internal controls that could significantly affect the Company’s financial statements.

•	Review with management and the independent auditors the basis of all financial reports issued by the Company.

•	Review with the independent auditors matters required to be discussed by the Statement on Auditing Standards No. 61, and the auditors’ independence as required by Independent Standards Board Standard No. 1.

•	Discuss with the independent auditors any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of their audit.

•	Review with management and the independent auditors any significant changes, significant deficiencies and material weaknesses over financial reporting and disclosure controls required by the Sarbanes Oxley Act. Oversee the corrective action taken to mitigate the risk of any significant deficiencies and material weaknesses identified and ensure proper disclosure in the financial statements.

•	Review with management and the independent auditors the Company’s compliance with laws, regulations and its Code of Conduct.

•	Review the process for filing accurate and timely SEC and Call Reports.

•	Prepare the Report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

•	Oversee the Internal Audit Department and the audits directed under its auspices and in consultation with management:

•	Review regional branch audits, business process audits, trust audits, information technology audits, loan review examinations and compliance activities of the Company.

•	Review with management the results of all Regulatory Reports of Examination and provide oversight of the work plan, which will bring the Company into compliance with regulatory recommendations in a timely manner.

•	Review legal proceedings and other contingent liabilities with General Counsel.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

•	Establish procedures for the receipt by the Company of confidential, anonymous expressions of concern of employees regarding questionable accounting or auditing matters.

•	Establish policy to ensure all non-audit services provided by the independent auditors are approved prior to work being performed.

•	Establish policy for the Company in hiring current or former employees of the independent auditor.

•	Ensure the lead and concurring partner of the independent auditor serves in that capacity for no more than five fiscal years for the Company.

The responsibilities and activities of the Audit Committee are described in greater detail in the “Report of the Audit Committee.”

Audit Committee Financial Experts and Qualifications

The Board of Directors has determined that Mr. Nightingale, the Chairman of the Audit Committee, is an “audit committee financial expert” for purposes of the SEC’s rules.

The Board also has determined that each of the members of the Audit Committee is independent, as defined by the rules of Nasdaq. In addition, Audit Committee members meet the following criteria established by the Board of Directors:

•	Each member is independent of management, as the Federal Deposit Insurance Corporation Improvement Act (FDICIA), Sarbanes Oxley Act, Office of the Comptroller of Currency, Federal Reserve Board, the SEC and the National Association of Securities Dealers define such independence.

•	No member shall have borrowing relationships with Pacific Capital Bank N.A. or Divisions of PCB N.A. that are of such size or importance to the member as to compromise the member’s independence. Moreover, as a Director subject to Regulation “O” of the Federal Reserve Board, each member is also subject to the limitations and restrictions on borrowings as defined in the Company’s credit policy.

•	Members shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements.

•	No member shall be a large customer, director, employee or agent of, or otherwise represent, a large customer of the Company, as such terms are defined in applicable regulations or guidelines of the Office of the Comptroller of Currency, Federal Reserve and the National Association of Securities Dealers.

Compensation Committee

The Compensation Committee members are independent in accordance with Nasdaq listing standards and have the authority to retain (at the Company’s expense) outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions. The Committee held nine meetings in 2005.

Under the terms of its charter, the Committee’s responsibilities include:

•	Review and approve the Company’s compensation philosophy.

•	Oversee the Company’s overall compensation structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives for management and employees.

•	Annually review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation.

•	Set the compensation of senior executive officers based upon the recommendation of the CEO.

•	Approve stock option and other stock incentive awards for senior executive officers.

•	Administer and make recommendations to the Board with respect to the Company’s incentive compensation and equity-based compensation plans. Approve, amend or modify the terms of any compensation or benefit plan that does not require shareholder approval.

•	Review and recommend employment agreements and severance arrangements for senior executive officers, including change-in-control provisions, plans or agreements.

•	Review the compensation of directors for service on the Board and its committees and recommend changes in compensation to the Board.

•	Annually evaluate the performance of the Compensation Committee and the adequacy of the Committee’s charter.

Governance & Nominating Committee

The Governance & Nominating Committee met six times during 2005. The Committee provides oversight and guidance to ensure that the membership, structure, policies and processes of the Board of Directors and its Committees facilitate the effective exercise of the Board’s role in the governance of the Company. The Committee has the authority to retain (at the Company’s expense) outside counsel, experts, and other advisors as it determines appropriate to assist it in the full performance of its functions.

Under its charter provisions, the Committee’s responsibilities include:

•	Recommend to the Board those directors to be selected for membership on the various Board Committees. Recommendations should consider the qualifications for membership on each Committee and periodic rotation of directors among the Committees.

•	Evaluate and periodically review the Board’s corporate governance policies and practices to ensure compliance with applicable laws, regulations and listing standards and recommend any desirable changes or additions to the full Board.

•	Periodically review succession plans relating to positions held by senior officers, and make recommendations to the Board regarding the selection of individuals to fill these positions.

•	Annually recommend to the Board a slate of nominees for election at the next annual meeting of stockholders. The Committee also shall recommend to the Board candidates to fill vacancies on the Board, including as a result of the removal, resignation or retirement of any Director, an increase in the size of the Board or otherwise. Final approval of any candidate shall be determined by the full Board.

•	Annually review the Company’s Corporate Governance Statement and recommend changes as necessary.

•	Develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its Committees. The Committee oversees the annual self-evaluations and makes recommendations to improve the functioning and effectiveness of the Board and its Committees.

•	Periodically review the adequacy of the Company’s ethics compliance programs, director orientation program, and director continuing education program.

•	Review and approve any transaction between the Company and any officer, director or affiliate of the Company that would be required under SEC rules and regulations to be disclosed in the proxy statement.

•	Annually review and reassess the adequacy of its Charter and recommend any proposed changes to the Board for approval. The Committee also reviews its own performance annually.

Trust Oversight Committee

The Trust Oversight Committee reviews and makes periodic reports to the Board on matters affecting the trust and investment management activities of the Company. In addition to the Board members that are voting members of this Committee, Frank Barranco and Terrill Cox, members of our Santa Barbara Bank & Trust Regional Community Bank Board, and Gene DiCicco and William Doolittle, members of our First National Regional Community Bank Board, are non-voting advisory members. The Committee met four times in 2005.

Executive Committee

The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons, and except as limited by California law. The Committee acts only by unanimous vote. The Executive Committee did not meet in 2005.

2005 Compensation of Non-Employee Directors

Annual compensation for non-employee Directors is comprised of the following components: cash compensation, consisting of annual retainer, meeting and committee fees; and equity compensation. Each of these components is described in more detail below. The Company does not offer a pension plan to Directors.

Director	Annual Retainer Fees	Board Meeting Fees	Committee Meeting Fees(1)	Restricted Stock Value(2)	Total
Dr. Birch, Chairman	$115,150	—	—	$20,000	$135,150
Mr. Davis	$20,000	$15,000	$17,500	$20,000	$72,500
Mr. Hambleton	$20,000	$15,000	6,916	$20,000	$61,916
Mr. Kummer	$20,000	$15,000	$8,000	$20,000	$63,000
Mr. Knopf	$20,000	$15,000	$27,750	$20,000	$82,750
Mr. Mackall	$20,000	$14,000	$8,750	$20,000	$62,750
Mr. McCullough	$20,000	$15,000	$2,000	$20,000	$57,000
Mr. Nightingale	$20,000	$15,000	27,583	$20,000	$82,583
Ms. Odell	$20,000	$15,000	$6,000	$20,000	$61,000

(1) Includes fees associated with chairing a Board Committee.

(2) On April 25, 2005, each non-employee director, including the Chairman of the Board, received a restricted stock award valued at $20,000 or 730 shares under the Amended and Restated 1996 Directors Stock Plan. The fair market value of one share of our common stock on grant date was $27.42, and pursuant to the terms of the Plan, the entire award vests one year from the grant date. Directors receive quarterly dividends on the restricted stock.

Changes to Director Compensation. During 2005, the Board undertook a review of the compensation of its non-employee Directors. An executive compensation consultant was retained by the Compensation Committee to provide an independent analysis of director compensation trends and peer group compensation, including the use of equity-based compensation, the mix of cash and equity-based compensation, and total compensation. The peer group was the same peer group used to benchmark executive compensation.

The Company’s philosophy is to offer a competitive compensation package to attract, motivate and retain the best available directors to serve on our Board and to provide directors with additional incentive to promote the success of the Company’s business. Total Board compensation is targeted at the 65th percentile of the Company’s peer group.

Compensation amounts in the consultant’s analysis reflected what the peer group directors earned during fiscal year 2003, as reported in 2004 proxy statements. During the years that no equity was granted to a director by the Company, total compensation for our Board members fell to the 50th percentile. As a result of its review, the Board approved the following changes in non-employee Director compensation, effective February 1, 2005:

•	The annual retainer of $20,000 and board attendance meeting fees of $1,000 remained unchanged;

•	The retainer fee for the Audit Committee chair increased from $10,000 to $15,000; the chair of the former Governance and Compensation & Nominating Committees retainer fee increased from $6,000 to $9,000; and the retainer fee for the Trust Oversight chair increased from $4,000 to $5,000.

•	The annual retainer fee for the independent Chairman of the Board increased from $60,000 to $120,000.

•	A policy was implemented to grant an annual equity award to all non-employee Directors valued at $20,000.

The Board agreed to revisit its compensation package during 2006 to ensure that compensation practices are still in line with its peer group and that Board compensation remains reasonable and appropriate in its totality.

Deferred Compensation

Non-employee Directors may defer all or a part of their annual cash retainers and meeting fees under the Company’s Deferred Compensation Plan. For further information, see the write up on Deferred Compensation under the Compensation Committee Report.

Beneficial Ownership Table

The table below shows the number of shares of our common stock beneficially owned as of March 24, 2006 by each of our Directors and the CEO and the other four most highly compensated executive officers of the Company (Named Executive Officers) listed further in this proxy statement in the Summary Compensation Table. Totals below also include shares beneficially owned by all of our Directors and Executive Officers as a group.

Name	Number of Shares Owned		Right to Acquire Shares[1]	Percent of Outstanding Shares[2]
Prudential Bank & Trust, FSB, Trustee of the Pacific Capital Bancorp Employee Stock Ownership Plan and the 401(k) Plan	2,031,329	**	—	4.3%
Earnest Partners LLC 75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	4,728,463		—	10.1%
Barclays Global Investors N.A. 45 Fremont Street, 17th Fl. San Francisco, CA 94105	2,520,968		—	5.47%
Donald E. Barry(3)(4)	91,722		12,636	*
Edward E. Birch(4)(6)	40,795		28,759	*
Frederick W. Clough(3)	12,105		45,777	*
Richard M. Davis(4)	11,977		0	*
William J. Grimm(3)	8,597		31,110	*
Richard S. Hambleton, Jr.(7)	6,471		11,999	*
D. Vernon Horton(3)(4)(5)	174,261		43,554	*
Roger C. Knopf(4)(8)	405,276		49,797	1%
Robert W. Kummer, Jr.(4)(5)(9)	6,912		6,666	*
Clayton C. Larson(3)(4)(5)(10)	295,704		43,554	*
John R. Mackall(5)	31,844		7,999	*
Gerald T. McCullough(4)	134,374		11,999	*
Richard A. Nightingale(5)(11)	18,157		6,666	*
Kathy J. Odell(12)	6,744		10,666	*
William S. Thomas, Jr.	189,476		128,281
Directors and Executive Officers as a Group (24 persons)	1,599,508		628,546	4.7%

*	Less than 1%

**	Total includes 148,594 shares held by officers included in this chart.

(1)	Includes exercisable stock options within 60 days following March 24, 2006.

(2)	Percentages are stated to include exercisable stock options within 60 days following March 24, 2006.

(3)	Includes shares held in an account under the Company’s Employee Stock Ownership Plan (“ESOP”), Incentive and Investment/Salary Savings Plan or 401(k) Plan. These plans are described in the Compensation Committee Report.

(4)	Includes shares held in a trust.

(5)	Includes shares held in an IRA.

(6)	Includes 180 shares held as custodian for a minor.

(7)	Includes 533 shares held by spouse.

(8)	Includes 3,260 shares held as custodian for minors.

(9)	Includes 170 shares held by spouse and 730 shares held as custodian for a minor.

(10)	Includes 2,186 shares held by spouse and 218 shares held as custodian for a minor.

(11)	Includes 5,333 shares held by his mothering-law.

(12)	Includes 2,042 shares held jointly with spouse.

Section 16(a) Beneficial Ownership Reporting Compliance and Certain Business Relationships

Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires our officers and directors to file reports of ownership and changes of ownership with the SEC. Our officers and directors are required by SEC regulation to furnish us with copies of all Section 16(a) forms so filed. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files these reports on their behalf.

Based on review of copies of reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to officers, directors and greater than 10% beneficial owners were filed timely, with the exception of the following reports:

•	Dr. Birch inadvertently neglected to report 180 shares gifted on December 2, 2004, and a Form 5 was filed as of December 31, 2005 to report the shares and correct his stock holdings.

•	Mr. Horton inadvertently neglected to report 300 shares gifted to a charity in 2003, and a Form 4 was filed on November 23, 2005 to report the shares and correct his stock holdings.

•	Mr. Kummer inadvertently neglected to report a purchase of 520 shares on July 29, 2005, and the shares were reported on a Form 5 as of year-end to correct his stock holdings.

•	Ms. Odell inadvertently neglected to report 244 shares held in a brokerage account and corrected her share balance in a Form 4 filing on February 14, 2006.

•	Mr. Barry, an officer, exercised stock options on November 1, 2005, and a Form 4 was filed to report the shares with the SEC on November 7, 2005.

•	Mr. Edwin Stonefelt, an officer, purchased 132 shares of Company stock on August 4, 2005, and a Form 4 Report was filed on August 11, 2005.

Certain Business Relationships

Some of our directors and the companies with which they are associated are our customers, and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and were in compliance with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features. We have a very strong policy regarding review of the adequacy and fairness of the Bank’s loans to its directors and officers.

Mr. Mackall is a partner in the law firm of Seed Mackall LLP, which has provided, and continues to provide, legal services to the Company. These services include representing the Company in real estate leasing matters and litigation. In 2005, payments by the Company to Seed Mackall LLP did not exceed 5% of his firm’s gross revenues. Additionally, the firm provides legal services to estates of which the Bank is an executor, and trusts of which the Bank is a Trustee. These legal services are not provided directly to the Bank, but rather to estates or trusts in which the Bank has a fiduciary role. The fees and costs billed by Seed Mackall LLP for these services to estates and trusts are excluded for purposes of determining the 5% threshold.

Proposals Requiring Your Vote

Item 1. Election of Directors

Our Board of Directors currently has twelve members. Each of these Board members is standing for re-election to hold office until the next Annual Meeting of Shareholders, and has given his or her consent to serve as a director. A plurality of votes cast is required for the election of Directors.

Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement. If any of these nominees is unable or declines to serve, which is not now anticipated, the proxy holders have discretionary authority to vote for a substitute at the Meeting (or any adjournment thereof), or alternatively, a substitute may be designated by the present Board of Directors to fill the resulting vacancy.

The Proxy Committee appointed by the Board of Directors intends to vote the proxy (if you are a shareholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

Nominees for Directors

Edward E. Birch

Chairman of the Board of Directors

Chairman of the Executive Committee

Director since 1983

Dr. Birch, 67, serves as independent Chairman of the Board of Pacific Capital Bancorp and its subsidiary, Pacific Capital Bank, N.A. Prior to April 24, 2004, he served as independent Lead Director and Chairman of the former Governance and Compensation Committee. He served as Executive Vice President of Westmont College in Santa Barbara, California from 1993 to 2001, and was Vice Chancellor of the University of California, Santa Barbara, from 1976 to 1993. Dr. Birch also serves as Trustee of the Margaret C. Mosher Trust, President/CEO of the Mosher Foundation and is involved in a number of civic and community organizations. He is a member of the Board of Trustees of Westmont College, Cottage Health Systems and the Community Arts Music Association (CAMA).

Richard M. Davis

Audit Committee Member

Trust Oversight Committee Member

Board liaison for IT Steering Committee

Director since 1984

Mr. Davis, 71, is a retired business executive from Verizon Communications (formerly GTE) where he served in various executive positions from 1960 - 1986. He is a past Chairman of the Board of Directors of Santa Barbara Cottage Hospital, a past Chairman of the Santa Barbara Chamber of Commerce, and a past Chairman of the Board of United Way of Santa Barbara.

Richard S. Hambleton, Jr.

Trust Oversight Committee Member

Compensation Committee Member

Director since 2001

Mr. Hambleton, 57, is a partner at Hoffman, Vance & Worthington, which he joined in 1976 as Management Associate and became a partner in 1979. Hoffman, Vance & Worthington manages agricultural and commercial property in Ventura and Santa Barbara counties. His professional associations include the Agricultural Leadership Associates and Founder and President of Ventura Maritime Foundation. Mr. Hambleton is a director of Ventura Pacific Company, a California cooperative.

D. Vernon Horton

Executive Committee Member

Director since 1998

Mr. Horton, 66, is Vice Chairman of the Board and Chairman of First National Bank of Central California, a brand of Pacific Capital Bank, N.A. His banking career began in 1964 with Valley National Bank in Salinas, California in various capacities including lending, operations, business development, and Chief Executive Officer. He became Chief Executive Officer of First National Bank of Central California in 1984.

Roger C. Knopf

Governance & Nominating Committee Chairman

Audit Committee Member

Executive Committee Member

Director since 1998

Mr. Knopf, 65, is the President of Knopf Construction, Inc., a general building construction company located in Morgan Hill since 1976. He was a founding director (1983) and past Chairman of South Valley National Bank, a brand of Pacific Capital Bank, N.A. Mr. Knopf is a past President of the Santa Clara County Landowners Association and the Morgan Hill Rotary Club. He has served on many County of Santa Clara, City of Morgan Hill, and Morgan Hill Unified School District committees. Presently, he is Chairman of the Board of Regional Medical Center of San Jose and serves on the boards of two “Not For Profit” 501(c)(3) corporations: Leadership Morgan Hill and Morgan Hill Rotary Club Endowment.

Robert W. Kummer, Jr.

Compensation Committee Member

Governance & Nominating Committee Member

Director since 2004

Mr. Kummer, 69, was the Chairman and Chief Executive Officer of Mellon 1st Business Bank, from 1980 to 2000, which he co-founded in 1980. He served as a Director of Mellon 1st Business Bank from 1981 to 2003. He is currently a director and Chairman of the Audit Committee of SCPGA Golf Properties, Inc. and a director and Chairman of the Investment Committee of the Los Angeles Bio Medical Research Institute. He also serves on the advisory boards of Seidler Equity Partners LLP and Westmont College, and is a Trustee of The Fletcher Jones Foundation, a Trustee of Pomona College, and Chairman of the Board of Trustees of Woodbury University.

Clayton C. Larson

Executive Committee Member

Director since 1998

Mr. Larson, 59, is Vice Chairman of the Board and President of First National Bank, a division of Pacific Capital Bank, N.A. and has served in these positions since 1998. He began his banking career in 1972 with Valley National Bank in Salinas, California. Mr. Larson is currently serving on the Grants Committee for the Monterey Peninsula Foundation and Audit Committee for Community Hospital of the Monterey Peninsula. He previously served a 3-year term as Chairman of the Board of Trustees for Community Hospital of the Monterey Peninsula. He also serves on the Advisory Board for the Monterey Peninsula Chamber of Commerce and Leadership Monterey Peninsula.

John R. Mackall

Trust Oversight Committee Chairman

Executive Committee Member

Director since 2004

Mr. Mackall, 56, is a partner in Seed Mackall LLP, specializing in business matters and estate planning, which he co-founded in 1977. He has served as Chair of the Cottage Health Board of Directors and was a director of City Commerce Bank prior to its acquisition by Mid-State Bank. He is Chair of the Director’s Council of the Kavli Institute of Theoretical Physics at the University of California, Santa Barbara. He is also a director of the Alice Tweed Tuohy Foundation and The Volentine Family Foundation, and a member of the Board of Trustees of the William N. Pennington Foundation.

Gerald T. McCullough

Trust Oversight Committee Member

Director since 2001

Mr. McCullough, 70, has been a general contractor and developer in Hollister since 1966. He serves as a director of the YMCA of San Benito County. He has served as President of the Junior Chamber of Commerce, a director and President of the San Benito County Chamber of Commerce, President of the Hollister Elementary School Board, President of the Hollister Medical Foundation, President of the Hollister Rotary Club, and past District Governor of Rotary International.

Richard A. Nightingale

Audit Committee Chairman

Executive Committee Member

Director since 2000

Mr. Nightingale, 58, is President and Board Chairman of Damitz, Brooks, Nightingale, Turner & Morrisset, Certified Public Accountants and Consultants and has served in those positions since 1986. He began his accounting career in 1971 and in 1973, joined the Santa Barbara office of the international accounting firm of Arthur Andersen & Co. Mr. Nightingale was certified in 1976 and was promoted to Tax Manager in 1977. In 1982, he joined Earl Damitz and Thomas Brooks to form the current firm. He is a member and past President of the Board of Directors of United Way of Santa Barbara. He is also a member of the Boards of Directors of the Volentine Family Foundation and The Page Family Foundation

Kathy J. Odell

Compensation Committee Chairman

Governance & Nominating Committee Member

Executive Committee Member

Director since 1999

Ms. Odell, 60, is an entrepreneur and CEO of Inogen, Inc. a manufacturer of respiratory devices for the home healthcare market since 2002. She was formerly the Vice President of Enterprise Services for Agility Communications, Inc. in 2000-2001, and the Chief Operating Officer of Karl Storz Imaging, Inc., which she co-founded in 1985 as Medical Concepts, Inc. Ms. Odell is active in promoting entrepreneurial growth in the Santa Barbara area. She is a member of the Advisory Council of the College of Engineering, University of California, Santa Barbara, and a member of UCSB Foundation Board of Trustees.

William S. Thomas, Jr.

Executive Committee Member

Director since 1995

Mr. Thomas, 62, is President and Chief Executive Officer of Pacific Capital Bancorp and Pacific Capital Bank, N.A. and has served in those positions since 2000. Mr. Thomas joined Santa Barbara Bank & Trust in 1994 as Manager of the Trust and Investment Services Division. He previously held senior management positions with Security Pacific National Bank and Bank of America. He is a member of the Board of Directors of the United Way of Santa Barbara; Santa Barbara Partners in Education; Santa Barbara Courthouse Legacy Foundation; and El Adobe Corporation. He chairs The Fighting Back Community Leaders Advisory Board and is a member of the University of California Santa Barbara Foundation Board of Trustees.

All Pacific Capital Bancorp Directors serve as board members of Pacific Capital Bank, N.A.

Named Executive Officers Who Are Not Directors

Donald E. Barry

Effective April 30, 2006, Mr. Barry, 66, will retire as Vice Chairman of Pacific Capital Bank, N.A., which he had served in since 2000. He had oversight responsible for the Company’s Commercial Banking Group, which includes Commercial Real Estate and International Banking; Wealth Management Services (Private Banking Relationship Management and Trust & Investment Services); and the Enterprise Sales Group. Prior to joining the Company in 1995, Mr. Barry held senior management level positions at Chase Manhattan, Security Pacific and Citibank. He is currently Chairman of the Advisory Board of the Santa Barbara Chapter of the Salvation Army.

William J. Grimm

Mr. Grimm, 62, is Executive Vice President and Chief Information Officer of the Company. Prior to joining the Company in 2000, he served as President of Sigma Technology Partners, Inc. in Princeton, New Jersey, a consulting and systems integration firm focused on the financial services industry. During his career, he has also held senior management positions with American Express, Bankers Trust Company, Bank of America and Citibank.

Frederick W. Clough

Mr. Clough, 62, is Executive Vice President, Chief Administrative Officer, and General Counsel. Prior to joining the Company in 2001, Mr. Clough was the Managing Partner of the Santa Barbara law firm of Reicker, Clough, Pfau, Pyle, McRoy & Herman, LLP, which he and his partners established in July 1996. He was also a partner with the law firm of Schramm & Raddue. Mr. Clough is a member and a past president of the Board of Directors of the Santa Barbara Zoo and president of the Board of Directors of Child Abuse Listening & Mediation (CALM).

Item 2. Ratification of Independent Public Auditor

As reported in our Form 10-K for 2005 under Item 9, the Audit Committee of the Board of Directors adopted a policy in March 2005 to solicit proposals for the auditing engagement at least every three years. The Audit Committee received proposals from three firms, including PricewaterhouseCoopers LLP (PwC). Based on its review of the proposals, the Audit Committee determined that it was in the Company’s best interests to dismiss PwC and to select another firm. On July 13, 2005, the Company filed an 8-K announcing that its Audit Committee had engaged Ernst & Young, LLP (E&Y) as its independent registered public accounting firm for the year ended December 31, 2005.

PwC’s reports on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2004 and 2003 and through June 15, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its reports on the Company’s financial statements for such years. The Company requested that PwC furnish to the Company a letter addressed to the United States Securities and Exchange Commission stating whether it agrees with the above statements. Such letter, dated June 21, 2005, was filed as an exhibit to the Form 8-K filed by the Company with the SEC on June 21, 2005. On July 13, 2005, the Company filed a Form 8-K announcing that its Audit Committee had engaged Ernst & Young, LLP (E&Y) as its independent public accountant for the year ended December 31, 2005. E&Y began its auditing services with the review of Pacific Capital Bancorp’s financial results for the quarter ended June 30, 2005.

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of E&Y to serve as our independent registered public accounting firm for 2006, subject to ratification by our shareholders. Representatives of E&Y will be present at the Annual Meeting to answer questions and will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of E&Y as our independent public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of E&Y to our shareholders for ratification because we value our shareholders’ views on the Company’s independent public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Your Board of Directors unanimously recommends a vote FOR the ratification of E&Y as our independent registered public accounting firm for 2006.

Audit and Non-Audit Fees

The Company’s annual financial statements for the year ended December 31, 2005, and December 31, 2004, and fees billed for other services rendered by E&Y and PwC during those periods.

	2005 (E&Y)	2005 (PwC)	2004 (PwC)
Audit Fees[1]	$2,625,028	$182,520	$2,402,175
Audit-Related Fees[2]	190,125	42,327	227,556
Tax Fees[3]	43,327	23,131	200,900
All Other Fees[4]	0	0	0

	$2,858,480	$247,978	$2,830,631

(1) Audit fees are fees for professional services rendered by the company’s principal accountant for the audit of the Company’s annual financial statements that appear in the company’s 10-K, review of financial statements included in the Company’s Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years. These fees include the audit of internal controls over financial reporting (404 attestation).

(2) Audit-related fees are fees for assurance and related services by the company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under audit fees.

(3) Tax fees are fees for professional services rendered by the company’s principal accountant for tax compliance, tax advice, and tax planning.

(4) All other fees are fees for products and services provided by the company’s principal accountant, other than the services reported under audit fees, audit-related fees, and tax fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditors in order to ensure that they do not impair the auditors’

independence. The SEC’s rules specify the types of non-audit services that an independent auditor may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent auditors.

Consistent with the SEC’s rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by the independent auditors to the Company or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

The Audit Committee is comprised of three independent directors and operates under a written charter approved by the Board of Directors. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting, financial reporting and internal controls. Members of the Audit Committee are “independent” as defined by SEC and NASD standards. A financial expert as defined by SEC rules Chairs the Audit Committee. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accountants, E&Y.

The Audit Committee meets and holds discussions with management and E&Y. The Audit Committee has read and discussed the audited financial statements for fiscal year 2005 with management and E&Y. The Chief Executive Officer and the Chief Financial Officer have certified that, based on their knowledge, the financial statements and other financial information included in the annual SEC Form 10-K report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company. Also, the Audit Committee has discussed with management and E&Y, management’s assertions of the effectiveness of the Company’s internal controls as they relate to financial reporting.

Discussions were also held with E&Y concerning matters required by the Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received and reviewed the disclosures required by the Independence Standards Board Standard No.1 (Independence Discussions With Audit Committees) and has discussed the auditor’s independence from the Company and its management.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report for the year ended December 31, 2005 on SEC Form 10-K.

The Audit Committee has discussed with management and E&Y, independence issues regarding the fees that were billed by E&Y during the fiscal year 2005. The Audit Committee approved audit, audit related services and tax services referred to above.

Pacific Capital Bancorp Audit Committee

Richard Nightingale CPA, Chairman

Richard Davis

Roger Knopf

Compensation Committee Report and Executive Compensation

The Compensation Committee has overall responsibility to review and approve the Company’s compensation structure, policies and programs, and assess whether the compensation structure establishes appropriate incentives for management and employees. The Committee annually reviews and approves all executive officers’ salaries and bonuses; evaluates the performance of the CEO; determines the CEO’s salary and bonus; approves all equity-based awards, and benefit plans.

Committee membership is determined by the Board and is comprised of three independent directors who meet Nasdaq listing requirements and SEC regulations. There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers. None of the Committee members is an officer, employee or former officer or employee of the Company.

The Committee recognizes the importance of maintaining sound principles for the development and administration of compensation and benefit programs, and has taken steps to assure the Committee’s ability to effectively carry out its responsibilities as well as ensure that the Company maintains strong links between executive pay and performance. Examples of actions that the Board and the Committee have taken include:

•	Initiated a practice of holding executive sessions (without Company management present);

•	Hired an independent compensation consultant to advise on executive compensation issues;

•	Made the following changes in the executive compensation program:

•	Transparent disclosure of compensation policy and actions;

•	Established high-performing regional and national peer groups for performance comparisons;

•	Strengthened the link between the CEO annual pay and shareholder value through specific objectives;

•	Linked key employee retention efforts to a restricted stock program where 70% of the shares vest during the last two years of the five-year period;

•	Established annual reviews of detailed compensation tally sheets for the Named Executive Officers;

•	Amended and Restated the Company’s Deferred Compensation Plan;

•	Rotated Committee members (early 2006).

The Committee’s Chairman regularly reports to the Board on Committee actions and recommendations. The Committee has authority to retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.

Compensation Philosophy

The Committee believes that compensation paid to executive officers should closely align with the performance of the Company and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success. Total compensation includes base salary, annual and long-term incentives and is positioned, on average, at the 50th percentile of the peer group, with an opportunity to achieve between the 65th and 75th percentile for exceptional performance. Compensation is structured to ensure that a significant portion of an executive officer’s annual and long-term incentive opportunity is directly related to the Company’s performance. Other factors include performance in relation to department and individual performance goals. We believe that linking incentive compensation to the performance of the Company creates an environment in which our executive officers are stakeholders in the success of the Company, thereby benefiting all our shareholders.

For the last two years, the Committee has engaged Clark Consulting, Inc., an executive compensation-consulting firm, to provide an independent analysis of the Company’s executive compensation policies and practices. This consultant reports directly to the Committee. Their analysis includes financial performance factors for the peer group including,

•	total assets, asset growth, ROAA, ROAE, net interest margin, efficiency ratio, core EPS growth and total return;

•	base salary, annual incentive programs, and equity programs;

•	recent legislation, new accounting and tax rules, and trends affecting equity based compensation and deferred compensation plans.

The peer group consists of 19 publicly-traded banks (regional and national locations) with similar asset size and performance levels. The Committee particularly focuses on a subset of peer California banks in considering compensation levels for the CEO and his direct reports.

Elements of Executive Compensation

Base Salary

The Committee determines the annual base salary of the CEO, and approves the CEO’s salary recommendations for each member of the Senior Leadership team. Compensation decisions are based upon individual achievement as measured against personal objectives, department objectives and corporate performance measures and targets. The same principles are applied in setting the salaries of all officers to ensure that salaries are equitably established. The Committee also considers the peer group analysis provided by the independent consultant in determining merit increases to base salaries for the CEO and other members of his management team.

Annual Incentive Program

The High Performance Incentive Program (HPIP) was designed to recognize and reward executive officers and other employees who contribute meaningfully to an increase in shareholder value, profitability and customer satisfaction. There are three success factors utilized to determine an annual incentive award for an executive officer paid in the form of a cash bonus:

•	Company performance

•	Department performance

•	Individual performance

The CEO has 100% of his HPIP bonus linked to a combination of the Company achieving its overall net income goal, the Core Bank achieving its net income goal, and achieving certain other Company performance goals as established annually by the Committee and approved by the Board.

Refund Anticipation Loan Department

All employees in the Refund Anticipation Loan Department have a separate performance bonus policy tied 100% to delivering its specific business line net income goals.

HPIP Funding

HPIP bonus payout is dependent upon the Company’s overall success in achieving the Core Bank’s net income goal. Funding levels reflect the degree of success in attaining the Core Bank’s net income goal and in turn, establish the dollar level of the incentive pool. If the Core Bank does not achieve the threshold level of performance, then there is no payout of incentives, even if a department and/or executive officer met or exceeded his or her personal goals. In order for the CEO to be eligible for a HPIP bonus, the Core Bank must reach its “threshold” goal in any given year.

Long-Term Incentive Program

Long-term incentive awards are the third component of the Company’s total compensation package. The Committee believes that equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company. The Company’s 2002 Stock Plan provides for awards, which include non-qualified stock options and time-vested restricted stock. The Committee approves all awards and acts as the Administrator of this Plan.

Stock option awards vest over a four-year period, with 20% becoming exercisable six months following the grant date, and 20% thereafter on each anniversary of the grant date. All stock options are granted with a ten-year term and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant.

Restricted stock awards vests over a five-year period, with 5% vesting on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. The price is equal to the fair market value of the Company’s common stock on the date of grant. Shares are held in book entry form with our transfer agent until restrictions lapse and the participant pays taxes on the shares. Participants receive quarterly dividends on their restricted stock and vote their shares. Restricted stock cannot be sold or transferred until the shares vest. Should an employee leave the Company prior to the completion of the five-year vesting schedule, the unvested portion of the grant is forfeited, unless the employee qualifies for retirement.

Change-in-Control Arrangements

The Management Retention Plan is a benefit that provides severance payments to the CEO, Named Executive Officers and other key contributors in the event that their employment is terminated following a change in control. Independent members of the Board of Directors approved the Amended and Restated Management Retention Plan in October 2004. Revisions to the Retention Plan included raising the eligibility thresholds for participation to avoid concentration and dilution of the benefit; eliminating “double dipping” (an employee who is acquired through acquisition and is covered under the terms of similar-type agreement, is not eligible to participate until the terms of the other agreement expire) and revising the term of the severance window period from three years to two years following a change in control.

In order to receive benefits under the Retention Plan, the participant must be terminated involuntarily without cause or be constructively terminated within 24 months following a change in control. The amount of severance benefits payable to a participant is an amount equal to a specified percentage multiplied by the person’s average annual compensation (annual cash salary, bonus and commissions payable for each of the three fiscal years ended immediately prior to the termination of the officer’s employment). The severance payment for the President & CEO is 300% of his average annual compensation; 200% for the Named Executive Officers and other members of the Leadership Team; 150% for executive vice presidents; and 100% for other key officers.

Deferred Compensation Plan

The American Jobs Creation Act of 2004 contained new regulations affecting all nonqualified deferred compensation plans. The legislation created Section 409A of the Internal Revenue Code (§409A) that applied to amounts deferred and/or vested after December 31, 2004. Based upon detailed analysis, the Committee and the Board approved management’s recommendation to freeze the existing Deferred Compensation Plan as of December 31, 2004, and adopted the new Pacific Capital Bancorp Deferred Compensation Plan, effective January 1, 2005, (DCP) to ensure compliance with §409A. The DCP allows the Named Executive Officers and other selected officers to save pre-tax dollars in a tax-deferred retirement program.

Officers may defer up to 90% of their annual salary and up to 100% of their commission or bonus. The Board of Directors may defer up to 100% of their director fees. The deferred amounts are credited with gains and/or losses based upon the participant’s selection of a wide-range of publicly available investment funds, including international, U.S. equity, bond and money market funds. Participants elect a future date when they would like to receive the distribution, which may or may not occur at termination or retirement. Participants have the option to elect a distribution date that occurs while they are still employed. Taxes are due upon distribution.

The Company does not formally fund the DCP, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. When such payments are due, the cash will be distributed from the Company’s general assets. The Company has purchased corporate-owned life insurance to offset this liability.

Key Employee Retiree Health Plan

The Company offers a Key Employee Retiree Health Plan, which is maintained for the benefit of the Named Executive Officers and other key employees. This is an unfunded plan, which pays a portion of health insurance coverage for retired key employees and their spouses (but not dependents). While the Named Executive Officers may be eligible for coverage under this plan when they retire, the Company paid no amounts to them during 2005, nor were any amounts contributed to the plan. A similar program, which is funded, is maintained for all of our other employees. Both retiree health plans are secondary to Medicare once the retiree is eligible for Medicare.

Additionally, the Key Employee Retiree Health Plan provides for the continuation of benefits under certain circumstances following a change-in-control of the Company.

Other Benefit Plans

Incentive & Investment/Salary Savings Plan

The Company offers an Incentive & Investment/Salary Savings Plan, a profit sharing plan with a 401(k) savings feature. The Company established the Incentive & Investment and Salary Savings Plan to give all eligible employees the opportunity to share in the Company’s economic success and to provide a measure of security with retirement benefits. The Plan consists of two arrangements. The Incentive & Investment (I&I) portion is a traditional profit-sharing plan under which the Company may make contributions based on profits. An employee is eligible to participate in the I&I plan on the first of the month following the completion of one year of service in which the employee worked at least 1,000 hours.

The Salary Savings Plan (referred to as 401(k)) is a salary reduction plan, which includes matching contributions by the Company. Employees are eligible to participate in the 401(k) on the first of the month following the completion of 250 hours of service. Each payday an employee can defer up to 80% of his or her salary to the 401(k) plan. During 2005, an employee could defer up to 80% of earnings up to a maximum of $14,000. Employees who are age 50 or older could make an election to contribute an additional catch-up contribution of $4,000. The Company will match the employee’s deferral at a rate equal to 100% of the first 3% of salary deferred, and 50% of the next 3% of salary deferred; however, there is no match on any catch-up contribution. The maximum amount of employer match is 4.5% of salary.

Employee Stock Ownership Plan

The Employee Stock Ownership Plan is a special type of profit sharing plan where the Company, in contributing a portion of its annual profit, enables participating employees to become a shareholder of Pacific Capital Bancorp. All employees are eligible to participate in the Plan beginning on the first day of the month after completing 12 months of employment in which he or she has worked at least 1,000 hours. Each year the Company endeavors to make a contribution to the Plan. The Plan Trustee, Prudential Bank & Trust, FSB, purchases our stock and allocates shares in book entry for eligible employees. Shares vest over a period of seven years as follows:

•	20% after 2 years of service

•	30% after 3 years of service

•	40% after 4 years of service

•	60% after 5 years of service

•	80% after 6 years of service

•	100% after 7 years of service

A participant, who terminates employment prior to being 100% vested in the Plan, forfeits his or her unvested portion. Participants can elect to receive cash dividends or have the dividends reinvested, which are invested in a guaranteed income fund. From time to time, funds are used to purchase additional shares of Company stock, as determined by the Retirement Plan Advisory Committee. In February 2006, the Company funded $600,000, and the Trustee purchased 16,398 shares of stock, which were allocated to eligible employees’ accounts. Please see the footnotes in the Summary Compensation Table for shares allocated to the CEO and Named Executive Officers.

Total Executive Compensation—Tally Sheets

The Company intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. Executive compensation is tied directly to the performance of the Company and is structured to ensure that a significant portion of an executive officer’s annual and long-term incentive opportunity is directly related to the Company’s performance, department goals and individual performance factors.

The Committee reviewed compensation tally sheets for the CEO and each of the Named Executive Officers, which included current pay (salary and bonus), outstanding equity awards, deferred compensation deferrals, benefits, perquisites and potential Change-in-Control severance payments. The Committee reviews tally sheets for the CEO and his direct reports on an annual basis.

2005 Executive Performance and Evaluation of CEO Compensation

CEO Base Salary and HPIP Bonus

The Committee meets with the other independent directors each year in executive session to evaluate the performance of the President and CEO, Mr. Thomas. The Committee also consults with its independent consultant in setting Mr. Thomas’ compensation (see discussion under Compensation Philosophy). Neither the Committee nor its independent consultant consults with the CEO or any other members of management when setting his salary. The Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the President and CEO and the other executive officers. In 2005, the Committee considered management’s continuing achievement of its short and long-term goals versus its strategic objectives as well as financial targets and successful stock returns to the shareholders.

In determining an appropriate salary adjustment for the CEO, the Committee considered the Company’s overall performance, including the Refund Anticipation Loan and Transfer Programs (RAL/RT). Special emphasis, however, was placed on performance factors of the Bank’s Core business units without the RAL/RT Programs, along with the results of the independent consultant’s peer group analysis and personal performance goals established annually by the Committee.

The Committee based their compensation decision for Mr. Thomas on their assessment of the Company’s performance and his performance versus the expected outcomes for each of his goals, which included specific targets to reach in earnings per share; net income; efficiency ratio; customer service ratings; and portfolio risk rating. Other goals focused on regulatory and compliance matters, and the successful implementation of software to upgrade the enterprise-wide computer systems.

Overall, the financial targets and the portfolio risk rating for the Company were exceeded, and customer service ratings, regulatory and compliance matters were met. However, the efficiency ratio goal was not met, and while the software conversion was successfully installed, the system was not entirely stabilized to the CEO’s or Board’s satisfaction.

The Committee approved a merit increase to raise base salary to $425,000, effective March 1, 2005, for the CEO. The Committee moderated their overall assessment of the CEO’s HPIP bonus due to not meeting the efficiency ratio and software conversion goals. As a result, the Committee awarded a HPIP bonus of $270,000, effective February 28, 2006, which reflects an 11% decrease versus his bonus payment last year. The Committee believes that the CEO’s cash compensation was consistent with the Company’s financial performance and his individual performance, and also believes that the compensation was reasonable in its totality.

Named Executive Officers’ Compensation and HPIP Bonus

The CEO met with the Committee to review his compensation recommendations for the Named Executive Officers and other direct reports. He had completed a performance evaluation process with each executive officer and summarized his evaluations with the Committee, including the scope of their duties, oversight responsibilities, and the executive officers’ individual objectives and goals versus results achieved for 2005. The Committee also considered peer group compensation data provided by its independent consultant.

The Named Executive Officers and other direct reports of the CEO have 75% of their HPIP bonus linked to the Company achieving its annual Core Bank net income goal. In its analysis of the Named Executive Officers and other direct reports of the CEO, the Committee applied the same rationale to this group as they applied when considering Mr. Thomas’ salary and HPIP bonus award.

For the Named Executive Officers, the Committee approved base salary adjustments (effective March 1, 2005) at its February 2005 meeting. The Committee then considered and approved HPIP bonus recommendations for this group (effective February 28, 2006) at its February 2006 meeting as outlined below.

Named Executive Officer	2005 Base Salary	HPIP Bonus (earned in 2005)
Mr. Larson	$255,000	$160,000
Mr. Barry	230,000	160,000
Mr. Grimm	250,000	135,000
Mr. Clough	190,000	110,000

Long-Term Incentive Award

The CEO and the other Named Executive Officers participate in the long-term incentive compensation program, which for 2005 consisted of restricted stock awards. In an effort to more closely align the CEO and the Named Executive Officers to the 50% percentile of its peer group and to further strengthen retention efforts and commitment levels, the Committee approved grants of restricted stock as outlined below. The Committee also adopted a policy to grant equity awards annually.

Pursuant to the 2002 Stock Plan, restricted stock vests over a five-year period, with 5% vesting on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. Should an executive officer leave the Company prior to the vesting term, the unvested shares would be forfeited, unless the officer qualifies for retirement.

Named Executive Officer	Price	Restricted Stock Grant*	Grant Date Value
Mr. Thomas	$33.415	12,325	$411,840
Mr. Larson	$33.415	4,000	133,660
Mr. Barry	$33.415	4,000	133,660
Mr. Grimm	$33.415	4,000	133,660
Mr. Clough	$33.415	3,000	100,245

* Restricted stock granted on May 27, 2005.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. The Company plans to comply with the requirements of Section 162(m). Accordingly, all grants made under Company plans in fiscal year 2005 qualify for the corporate tax deduction.

Pacific Capital Bancorp

Compensation Committee*

Kathy Odell, Chairman

Richard Hambleton

Robert W. Kummer, Jr.

*	Effective February 1, 2006, Ms. Odell became Chair of the newly restructured Compensation Committee, and Mr. Hambleton was appointed to this Committee.

Performance Graph

The following graph shows a five-year comparison of cumulative total returns for our common stock, the Standard & Poor’s 500 Stock Index and SNL Banks (Western) Index, each of which assumes an initial value of $100 and reinvestment of dividends.

Total Return Performance

		Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Pacific Capital Bancorp	$100.00	$101.93	$128.14	$190.23	$239.97	$257.67
S&P 500	100.00	88.11	68.64	88.33	97.94	102.74
SNL Western Bank Index	100.00	87.45	95.68	129.61	147.29	153.35

Compensation and Equity Tables

Summary Compensation Table

(as of December 31, 2005)

The following Summary Compensation Table includes salary, bonus, other compensation, long-term compensation and the number of restricted shares granted for 2005 for the Named Executive Officers.

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary[1] (Dollars)	Bonus[2] (Dollars)	Other Annual Compensation[3] (Dollars)	Securities Underlying Options (Number)	Restricted Stock Awards[4] (Dollars)	All Other Compensation[5] (Dollars)
William S. Thomas, Jr. President & Chief Executive Officer, Pacific Capital Bancorp & Pacific Capital Bank, N.A.	2005 2004 2003	$416,670 362,514 300,322	$270,000 300,000 240,000	$6,443 5,463 6,608	— 32,280 —	$416,770 — —	$19,426 8,896 15,546

Clayton C. Larson Vice Chairman, Pacific Capital Bancorp President, First National Bank	2005 2004 2003	268,175 259,890 258,123	160,000 170,000 140,000	7,541 7,491 8,708	— 13,333 —	135,260 — —	195,623 166,627 154,616

Donald E. Barry* Vice Chairman, Pacific Capital Bank, N.A.	2005 2004 2003	228,444 220,000 219,874	160,000 140,000 110,000	6,443 5,463 6,522	— 15,227 —	135,260 — —	16,531 8,863 12,579

William J. Grimm Executive Vice President and Chief Information Officer Pacific Capital Bancorp	2005 2004 2003	249,169 243,343 233,341	135,000 150,000 140,000	4,903 6,534 151,774	— 13,333 —	135,260 — —	9,049 9,942 14,966

Frederick W. Clough Executive Vice President, Chief Administrator Officer & General Counsel Pacific Capital Bancorp	2005 2004 2003	188,002 170,298 162,505	110,000 100,000 90,000	6,493 6,454 6,300	— 13,333 —	101,445 — —	9,995 15,493 14,393

* Announced retirement effective April 30, 2006.

(1) Included in this column are deferred amounts of base salary earned during 2005 as follows: Mr. Larson, $100,000; Mr. Grimm, $60,000; and Mr. Clough, $13,000.

(2) Amounts in this column represent HPIP bonuses awarded by the Company’s Compensation Committee upon evaluation of performance criteria during fiscal years 2005, 2004 and 2003, respectively, but paid during fiscal years 2006, 2005 and 2004, respectively. This column also reflects bonus deferrals earned in 2005 (but paid during 2006) for the following: Mr. Thomas, $10,000; Mr. Barry, $160,000; and Mr. Grimm, $67,500. Please refer to the Report of the Compensation Committee for additional information on the HPIP bonus criteria.

(3) The amounts shown in this column represent tax payments made by Pacific Capital Bancorp on behalf of each Named Executive Officer for insurance premiums on supplemental health insurance and supplemental sick/long-term disability.

(4) The amounts shown in this column represent the dollar value of the grant of restricted stock based on the value of common stock ($33.415) on the grant date, May 27, 2005. All grants of restricted stock were made under the 2002

Stock Plan and vest over a five-year period as follows: 5% on the first anniversary; 10% on the second anniversary; 15% on the third anniversary; 30% on the fourth anniversary; and 40% on the fifth anniversary. The amounts shown also include dividends paid during 2005 on restricted stock as follows: Mr. Thomas, $4,930; Messrs. Larson, Barry and Grimm, $1,600; and Mr. Clough, $1,200.

Aggregated restricted stock holdings at year end. The fiscal-year end value shown below was calculated by multiplying the closing market price of PCB common stock by the outstanding number of restricted shares.

Name	Grant Date	Restricted Stock Outstanding	12/30/2005 Price	Value
Mr. Thomas	May 27, 2005	12,325	$35.61	$438,893
Mr. Larson	May 27, 2005	4,000	35.61	142,440
Mr. Barry	May 27, 2005	4,000	35.61	142,440
Mr. Grimm	May 27, 2005	4,000	35.61	142,440
Mr. Clough	May 27, 2005	3,000	35.61	106,830

(5) This column includes ESOP cash contributions and dividends paid on ESOP shares, term life insurance premiums, and amounts, if any, contributed by the Company on behalf of the Named Executive Officers to our Incentive & Investment and Salary Savings Plan (a defined contribution profit sharing plan which includes 401(k) savings and matching contribution features). Discretionary contributions are allocated among Plan participants ratably based on their relative compensation levels. Under the 401(k) savings feature, we match $1.00 for every $1.00 of voluntary employee contributions up to 3% of employee compensation and $0.50 for every $1.00 of the next 3% of compensation up to a maximum of 4.5% of compensation. See chart following for additional information.

Totals for Mr. Larson also include salary continuation payments of $142,110 resulting from an employment contract entered into with the former Pacific Capital Bancorp (see “Employment Agreements” below for further information).

	All Other Compensation Column

Name	I & I Discretionary Contributions	401(k) Matching Contributions	ESOP Cash Contributions and Dividends paid to participant	Total ESOP Shares as of 12/31/05	Term Life Insurance Premiums

Mr. Thomas	$0	$10,925	$5,163	4,389	$2.424
Mr. Larson	0	8,778	23,279	27,553	1,269
Mr. Barry	0	9,062	4,646	3,718	156
Mr. Grimm	0	6,450	2,206	544	2,424
Mr. Clough	0	7,519	2,150	471	124

Employment Agreements

At the time of our acquisition with the former Pacific Capital Bancorp Company in December 1998, Mr. Larson had an employment agreement with them. Under the change-in-control provision, Mr. Larson is entitled to receive monthly payments for a period of 180 months. The $120,000 initial annual payment was adjusted in the first year of payout to reflect changes in the federally determined Cost of Living Index issued by the Bureau of Labor Statistics. Payments are adjusted annually each year to reflect further changes in the Index, using the date of retirement (age 65) as a base line. In the event that Mr. Larson dies before receiving the full amount to which he is entitled, the Company would continue to make payments of the remaining balance to his designated beneficiary. Under the terms of the agreement, payments expire in 2013.

Option Grants Table

(as of December 31, 2005)

	Number of Securities Underlying Options Grants in 2005[1]	Individual Grants
Name		% of Total Options Granted to Employees in Fiscal 2005[2]	Exercise Price $(per share)	Expiration Date	Grant Date Present Value[3] $
Mr. Thomas	3,882 3,920 7,910	14.1%	$33.98 33,97 37.45	6/20/2010 6/20/2010 12/1/2010	$30,668 30,968 71,665
Mr. Larson	—	—	—	—	—
Mr. Barry	2,742 3,286 5,840 5,849	15.9%	$33.56 35.37 36.70 37.48	5/15/2010 11/1/2010 11/3/2010 11/10/2010	21,470 27,931 51,742 53,050
Mr. Grimm	—	—	—	—	—
Mr. Clough	—	—	—	—	—

(1)	As a result of tendering stock already owned in payment of the option exercise price, Messrs. Thomas and Barry were entitled to receive a reload pursuant to terms in the plan document. The number of shares granted is equal to the number of shares tendered in payment of the option exercise price. The amount paid through the tender of shares is equal to the fair market value of the Company’s stock as of the date the shares are tendered. Reload options vest and first become exercisable one year following grant. There are also certain restrictions on reload options, which are described in the Company’s stock option plans.

(2)	Percentages appear larger in this column as fewer options overall were awarded in 2005. The Company adopted a policy in 2005 to grant restricted stock to key employees, rather than stock options. Stock options are currently awarded to recognize officer promotions and certain new hires.

(3)	Values are based on a binomial pricing model adapted for use in valuing executive stock options. The actual value a Named Executive Officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by a Named Executive Officer will be at or near the value estimated by the binomial model. Estimated values are based on certain assumptions as to variables, such as interest rates, stock price volatility and future dividend yield. Calculations for the present value of the options are based on the expected term of four years, a risk-free rate of return ranging from 3.93% to 4.85%, an annual dividend yield ranging from 2.13% to 3.38%, and stock price volatility of 26.91%.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Options Values Table

This table shows stock options exercises and the value of unexercised and exercised stock options held by the Named Executive Officers during the last fiscal year.

			Number of Shares Underlying Unexercised Options at FY05 Year-end (#)		Value of Unexercised in-the-Money Options at FY05 Year-End ($)[2]
Name	Shares Acquired on Exercise	Value Realized[1] ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Thomas	37,365	$773,980	136,369	38,821	$2,683,537	$275,153
Mr. Larson	0	0	37,332	11,555	657,766	131,201
Mr. Barry	49,168	1,140,143	10,782	25,717	125,851	48,505
Mr. Grimm	0	0	23,109	13,334	396,107	167,134
Mr. Clough	5,889	101,832	40,776	13,334	746,298	167,134

(1) This value represents the difference between the aggregate fair market value of the shares acquired and the aggregate option price of the shares on the date of exercise.

(2) The values shown in these columns represent the aggregate amount, if any, by which the market value of our common stock on December 31, 2005 ($36.08) exceeds the exercise price of each of the in-the-money unexercised stock options held by the named individuals, multiplied by the number of shares issuable upon the exercise of each stock option. This value has not been, and may never be, realized. The actual value, if any, realized by the named individual upon the sale of the shares issued upon the exercise of the stock option will depend upon the price at which the shares are sold.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted-average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column(a))
Equity compensation plans approved by shareholders [1]	1,752,083	$22.70	3,955,170

(1) The equity compensation plans approved by our shareholders include the Pacific Capital Bancorp 1992 Stock Plan, as amended and restated; Pacific Capital Bancorp 1994 Stock Option Plan, as amended and restated; Pacific Capital Bancorp 1996 Directors Stock Plan, as amended and restated; Pacific Capital Bancorp 2005 Directors Stock Plan, as amended; and Pacific Capital Bancorp 2002 Stock Plan, as amended.

Shareholder Proposals

Submission of Director Candidates by Shareholders

Shareholders who wish to nominate a candidate for consideration by our Board of Directors must comply with the procedures outlined herein. The Governance & Nominating Committee will evaluate qualified candidates in the same manner as nominees submitted by the Board.

Authority to Make Nominations. Pursuant to our Bylaws, nominations for directors may be made by the Board of Directors or by any holder of record of any outstanding class of capital stock of the Company entitled to vote for the election of directors.

Nomination Procedure. Shareholder nominations for directors must be made in writing and delivered or mailed to Carol Zepke, Vice President & Corporate Secretary, 1021 Anacapa Street, Santa Barbara, CA 93101, not less than 14 days nor more than 50 days prior to the scheduled date of the 2007 Annual Meeting, which we anticipate to be held on May 22, 2007. If the Company should give less than a 21-day notice of the meeting to shareholders, however, nominations should be delivered to the Corporate Secretary no later than the close of business on the seventh day following the notice to shareholders.

Any shareholder nomination must be accompanied by a written statement signed and acknowledged by the nominee consenting to his or her nomination and agreeing to serve as director if elected, and must contain the following information, to the extent known to the nominating shareholder

1.	The name and address of each proposed nominee;
2.	The total number of shares of capital stock of the Company expected to be voted for each proposed nominee;
3.	The principal occupation of each proposed nominee;
4.	The name and residence address of the nominating shareholder; and
5.	The number of shares of capital stock of the Company owned by the nominating shareholder.

Selection Process. In filling vacancies on the Board of Directors, the Governance & Nominating Committee identifies, investigates and recommends prospective directors to the Board with the goal of creating a balance of knowledge, experience and diversity. The criteria and qualifications of nominees are based upon the needs of the Company at the time the nominees are considered. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields. Each nominee is considered under the same criteria and qualifications regardless of the nominee’s sponsor. They should be committed to enhancing shareholder value and should have sufficient time to effectively carry out their duties. Their service on other boards of public companies should be limited to a reasonable number.

Consideration of Other Shareholder Proposals

If you would like to submit a proposal on any other matter for us to include in the proxy statement for our 2007 Annual Meeting, you must submit your proposal in writing, and it must be timely delivered to the Corporate Secretary at 1021 Anacapa Street, Santa Barbara, CA 93101. Your proposal must be a proper matter for shareholder action and must also comply with applicable rules and regulations promulgated by the SEC, including Rule 14a-8 of the Exchange Act, and California law.

To be timely delivered, your proposal must be delivered to the Corporate Secretary of the Company between January 15, 2007 and February 14, 2007.

Other Information

Other Business Matters

We have received no notice of any other items submitted for consideration at the Meeting and except for reports of operations and activities by management, which are for informational purposes only and require no action of approval or disapproval, management neither knows of nor contemplates any other business that will be presented for action by the shareholders at the Meeting. If any further business is properly presented at the annual meeting, the persons named as proxies will act in their discretion on behalf of the shareholders they represent.

Additional Proxy Material

A copy of our 2005 Annual Report and Form 10-K are being mailed with this proxy statement and proxy card to each shareholder of record. If you do not receive a copy of the Annual Report and Form 10-K, you may obtain one without charge by sending a request to: Carol Zepke, Vice President & Corporate Secretary; Pacific Capital Bancorp, 1021 Anacapa Street, Santa Barbara, CA 93101. Our proxy materials are also accessible through our web site at www.pcbancorp.com under the Investor Relations link.

Charitable Contributions Report

We are committed to active participation in our local communities, and many of our Directors and executive officers serve as directors of non-profit organizations in their communities. Attached as Addendum A to this proxy statement is a list of charitable contributions of $10,000 or more made by the Company to these various organizations during 2005.

No Incorporation By Reference Of Certain Portions Of This Proxy Statement

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor is such graph or report to be incorporated by reference into any future filings made by us under those statutes.

Addendum A

2005 Charitable Contributions Report

December 31, 2005

The following chart lists charitable contributions made by the Company during 2005 in an amount of $10,000 or more, to an entity for which a director or executive officer of the Company, or a member of any of their immediate families, serves as a director, officer or employee, or as a member of such entity’s fund-raising organization or committee.

Name of Director or Officer	Name of Organization	Affiliation	2005 Donation
Edward E. Birch	Westmont Foundation	Board of Trustees, Westmont College	$10,000

	Westmont Athletics	Board of Trustees, Westmont College	$10,000

	Cottage Health Systems	Board of Directors	$70,750

Frederick W. Clough	CALM	President of the Board of Directors	$16,000

Robert W. Kummer, Jr.	Westmont Foundation	Board of Advisors, Westmont College	*

	Westmont Athletics	Board of Advisors, Westmont College	*

Donald Lafler	Council on Alcohol and Drug Abuse	Treasurer, Board of Directors	$20,000

	Santa Barbara Chamber Orchestra	President, Board of Directors	$10,000

Clayton C. Larson	Monterey Peninsula Chamber of Commerce	Advisory Board	$11,101

Richard A. Nightingale	United Way	President of the Board of Directors	$89,816	**

William S. Thomas, Jr.	Fighting Back Task Force/Council on Alcoholism & Drug Abuse	Chairman	***

.	Santa Barbara Museum of Art	Board of Directors	$15,000

	Santa Barbara Partners in Education	Board of Directors	$9,100

	Westmont Foundation	Board of Advisors, Westmont College	*
*	Included in amount to Westmont College listed for Edward E. Birch.
**	Matching employee gift contribution.
***	Included in amount to Council on Alcohol and Drug Abuse listed for Donald Lafler.

A-1

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint William S. Thomas, Jr. and Carol M. Zepke, and each of them, as proxies to vote all shares of common stock that you have power to vote at the Annual Meeting of Shareholders to be held on May 23, 2006 at Santa Barbara, CA, and at any adjournment thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though you were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and all adjournments, and they may name others to take their place.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Annual Meeting of Shareholders

May 23, 2006

10:00 a.m.

Lobero Theatre

33 E. Canon Perdido

Santa Barbara, California

The Board of Directors recommends a vote FOR Items 1 and 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors:	01 Edward E. Birch 02 Richard M. Davis 03 Richard S. Hambleton, Jr. 04 D. Vernon Horton	05 Roger C. Knopf 06 Robert W. Kummer, Jr. 07 Clayton C. Larson 08 John R. Mackall	09 Gerald T. McCullough 10 Richard A. Nightingale 11 Kathy J. Odell 12 William S. Thomas, Jr.	2. Ratification of Ernst & Young LLP	FOR	AGAINST	ABSTAIN

	VOTE FOR	VOTE WITHHELD			☐	☐	☐

	all nominees	from all nominees

	☐	☐

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)	Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Signature	Signature	Date

Please sign exactly as name appears on this card. If stock is held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù    FOLD AND DETACH HERE    Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

The deadline for telephone and Internet voting is 11:59 p.m. Eastern Time,

Monday, May 22, 2006.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail

http://www.proxyvoting.com/pcbc		1-866-540-5760		Mark, sign and date

Use the internet to vote. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote. Have your proxy card in hand when you call.	OR	your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

DIRECTION CARD

This Proxy is Solicited on Behalf of the Board of Directors

Pacific Capital Bancorp Incentive & Investment and Salary Savings Plan and

Pacific Capital Bancorp Employee Stock Ownership Plan

To:	Prudential Bank & Trust, FSB, Trustee

You are hereby directed to vote, with respect to the proposals listed on the other side of this Direction Card, the number of shares of Pacific Capital Bancorp Common Stock held for my account in the Pacific Capital Bancorp Incentive & Investment and Salary Savings Plan and/or the Employee Stock Ownership Plan (the “Plans”) at the Annual Meeting of Shareholders of Pacific Capital Bancorp to be held on May 23, 2006, or any adjournment thereof, as follows:

To vote in accordance with the Board of Directors’ recommendations, check the boxes FOR each proposal listed on the other side, then sign, date and return this card by May 18, 2006. If you do not properly vote by that date, the Trustee for the Plans will vote your shares in favor of management’s recommendations.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ù FOLD AND DETACH HERE Ù

Annual Meeting of Shareholders

May 23, 2006

10:00 a.m.

Lobero Theatre

33 E. Canon Perdido

Santa Barbara, California

The Board of Directors recommends a vote FOR Items 1 and 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors:	01 Edward E. Birch 02 Richard M. Davis 03 Richard S. Hambleton, Jr. 04 D. Vernon Horton	05 Roger C. Knopf 06 Robert W. Kummer, Jr. 07 Clayton C. Larson 08 John R. Mackall	09 Gerald T. McCullough 10 Richard A. Nightingale 11 Kathy J. Odell 12 William S. Thomas, Jr.	2. Ratification of Ernst & Young LLP	FOR	AGAINST	ABSTAIN

	VOTE FOR	VOTE WITHHELD			☐	☐	☐

	all nominees	from all nominees

	☐	☐

(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Signature	Signature	Date

Please sign exactly as name appears on this card. If stock is held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ÙFOLD AND DETACH HEREÙ

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

The deadline for telephone or Internet voting is 11:59 p.m. Eastern Time

Thursday, May 18, 2006.

Your Internet or telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your direction card.

Internet		Telephone		Mail

http://www.proxyvoting.com/pcbc-pru		1-866-540-5760

Use the internet to vote. Have your direction card in hand when you access the web site.	OR	Use any touch-tone telephone to vote. Have your direction card in hand when you call.	OR	Mark, sign and date your direction card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone,

you do NOT need to mail back your direction card.